Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Ormat Technologies Reports 2014 Fourth Quarter and Year End Results

With Record Revenues of $559.5 Million and Operating Income of $143.5 Million

Operating income grew 48.0% Year over Year

Adjusted EBITDA Grew 13.1% Year over Year

RENO, Nevada, February 24, 2015 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2014.

Financial highlights for the full year:

●	Total revenues of $559.5 million in 2014, an increase of 4.9% from 2013;
●	Electricity segment revenues increased 15.9% to $382.3 million in 2014 from $329.7 million in 2013;
●	Gross margin increased to 36.4% in 2014 compared to 30.0% for full year 2013;
●	Operating income grew 48.0% to $143.5 million in 2014 from $97.0 million in 2013;
●	Adjusted EBITDA grew 13.1% to $272.7 million in 2014;
●	Net income attributable to the company's shareholders increased 31.4% compared to 2013 and reached $54.2 million, or $1.18 per share;
●	Net income attributable to the company's shareholders excluding a $15.4 million write-off of unsuccessful exploration activities was $69.6 million, or $1.51 per share in 2014; and
●	Declared a quarterly dividend of $0.08 per share for the fourth quarter of 2014.

Operational and business developments:

●	Completed share exchange transaction to streamline the corporate structure and to increase float;
●

Signed a definitive agreement to monetize operational assets at an attractive valuation by signing a $175.0 million agreement with Northleaf Capital Partners for a 40% equity investment in certain power plants at a valuation of $438.0 million;

●	Signed an amendment to the Olkaria PPA in Kenya paving the way for a 24 MW expansion of the 110MW complex;

●	Obtained $140.0 million in financing the McGinness Hills Phase 2 that recently completed construction and started operation;
●	Signed 25-Year PPA and Steam Supply Agreements for the 35MW Menengai Geothermal Project in Kenya;
●	Signed $22.3 million EPC contract with the Utah Associated Municipal Power Systems (UAMPS) for a Recovered Energy Generation Project;
●	Closed a $1.17 billion financing agreement for the Sarulla consortium and commenced full construction of the 330MW project;
●	Added the $254.0 million Sarulla supply contract to the Products backlog; and
●	Sold Heber Solar PV project in California for approximately $35.3 million; recording a $7.6 million pre-tax gain in the second quarter of 2014.

Isaac Angel, chief executive officer of Ormat, stated, “This was an important year of progress and operational success. The recently announced share exchange transaction and the formation of the joint venture and the equity investment by Northleaf represent key milestones to increase shareholder value. We delivered growth and improved profitability, meeting our operational targets. We enter 2015 with a healthy balance sheet, a strong pipeline, a balanced portfolio of operational and emerging projects around the world, strengthened by the contribution of the Don A. Campbell, Olkaria – Plant 3, and the recent initial operation of phase 2 of our McGinness Hills plant. This year, we will build upon the strong operating results within our electricity segment as we begin work on phase 2 of our Don A. Campbell plant, which we expect to complete by Q1 2016.”

“I’m glad to report that Northleaf, our new joint venture partner, will purchase a minority interest and add the Don A. Campbell phase 2 to the existing joint venture once it is completed and tested, validating our expectation that this relationship will represent a long-term, mutual beneficial arrangement that also monetizes our operational assets at an attractive valuation.”

“In the product segment, we have secured $41.0 million in new orders since the end of the third quarter, positioning our product backlog as of February 16, 2015 at approximately $326.0 million” continued Mr. Angel.

“In addition to our operational and business accomplishments this year, as new management, we also focus on enhancing shareholder value,” continued Mr. Angel. “We completed a share exchange transaction and now our shares trade on multiple stock exchange markets. We believe that increasing the float to 76% of the total shares outstanding will help improve the liquidity of our common stock and better position Ormat to new investors.”

Guidance

Mr. Angel added, “We expect our 2015 electricity revenues to be between $380.0 million and $390.0 million and our product segment revenues to be between $180.0 million and $190.0 million.

In addition, as we continue to make operational progress and monetize our assets, we felt it was an appropriate time to transition to a more traditional, operational-focused methodology for calculating Adjusted EBITDA. For 2015, we expect to generate Adjusted EBITDA of $280.0 to $290.0 million. On our call we will present the historical adjusted EBITDA based on this methodology.”

Financial Summary

Annual Results

For the year ended December 31, 2014, total revenues increased 4.9% from $533.2 million in 2013 to $559.5 million in 2014. Electricity Segment revenues increased 15.9% from $329.7 million in 2013 to $382.3 million in 2014. This increase was primarily due to the contribution of the Olkaria III complex in Kenya and our Don A. Campbell power plant in Nevada. Additionally the increase was a result of higher energy rates under the SO#4 contracts and net gain on derivative contracts on oil and natural gas prices of $5.7 million in the year ended December 31, 2014, compared to a net loss of $5.0 million over the corresponding period in 2013. Product revenues decreased 12.9% to $177.2 million in 2014 compared to $203.5 million in 2013.

Operating income for the full year 2014 was $143.5 million, up 48.0%, compared to $97.0 million in 2013.

The company reported that net income attributable to the company’s shareholders increased 31.4% to $54.2 million or $1.18 per share in full year 2014 compared to $41.2 million or $0.91 per share.

Full-year results were impacted by a $15.4 million write-off of unsuccessful exploration activities related to our exploration activities in the Wister site in California and in the Mount Spurr site in Alaska. After conducting exploratory studies in those sites, management concluded that the geothermal resource as well as the commercial environment would not support commercial operations at the foreseeable future. Costs associated with exploration activities (including up-front bonus lease costs of approximately $3.5 million) at these sites were expensed accordingly. Excluding these costs net income attributable to the company’s shareholders increased 68.8% to $69.6 million or $1.51 per share in full year 2014 compared to $41.3 million or $0.91 per share.

Adjusted EBITDA for the year ended December 31, 2014 was $272.7 million, compared to $241.0 million for the year ended December 31, 2013. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $213.2 million in the year ended December 31, 2014, compared to $86.8 million in the year ended December 31, 2013.

As of December 31, 2014, cash, cash equivalents were $40.2 million. In addition, as of December 31, 2014, the company had $198.0 million of unused corporate borrowing capacity under existing lines of credit with different commercial banks.

Fourth Quarter Results

For the three months ended December 31, 2014, total revenues reached $149.8 million from $130.9 million in the fourth quarter of 2013, an increase of 14.0%. Electricity revenues increased 10.1% to $93.3 million in the three months ended December 31, 2014, from $84.7 million in the three months ended December 31, 2013. Product revenues increased 21.2% to $56.0 million in the three months ended December 31, 2014, from $46.2 million in the three months ended December 31, 2013.

The three months ended December 31, 2014 results were mainly impacted by a $7.3 million write-off of unsuccessful exploration activities related to the Mount Spurr site in Alaska and approximately $3.0 million increase in income tax costs mainly due to the impact of the devaluation of the shekel against the dollar and its impact on the tax expense in Israel.

The company reported net income attributable to the company’s shareholders of $7.0 million or $0.15 per share and $14.3 million or $0.31 per share excluding $7.3 million write-off of unsuccessful exploration work. For the three months ended December 31, 2013, the company reported net income attributable to the company’s shareholders of $8.2 million or $0.18 per share and $12.3 million or $0.27 per share excluding $4.1 million write-off of unsuccessful exploration work.

Adjusted EBITDA for the three months ended December 31, 2014 was $68.3 million, compared to $62.2 million for the three months ended December 31, 2013. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

On February 24, 2015, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.08 per share pursuant to the company’s dividend policy; the dividend paid targets an annual payoff ratio of at least 20% of the company’s net income. The dividend will be paid on March 27, 2015 to shareholders of record as of closing of business on March 16, 2015. In addition, the company expects to pay quarterly dividends of $0.06 per share in the next three quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. EST on Wednesday, February 25, 2015. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

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CONFERENCE REPLAY

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About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,900 MW of gross capacity. Ormat’s current 647 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods and Years Ended December 31, 2014 and 2013

(Unaudited)

	Three Months Ended December 31		Year Months Ended December 31
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$93,286	$84,742	$382,301	$329,747
Product	55,957	46,163	177,223	203,492
Total revenues	149,243	130,905	559,524	533,239
Cost of revenues:
Electricity	60,547	57,789	246,630	232,874
Product	33,836	30,212	109,143	140,547
Total cost of revenues	94,383	88,001	355,773	373,421
Gross margin	54,860	42,904	203,751	159,818
Operating expenses:
Research and development expenses	388	1,519	783	4,965
Selling and marketing expenses	4,572	6,752	15,425	24,613
General and administrative expenses	7,767	8,924	28,614	29,188
Write-off of unsuccessful exploration activities	7,332	4,094	15,439	4,094
Operating income	34,801	21,615	143,490	96,958
Other income (expense):
Interest income	76	462	312	1,332
Interest expense, net	(19,570)	(21,950)	(84,654)	(73,776)
Foreign currency translation and transaction gains (losses)	(2,200)	1,241	(5,839)	5,085
Income attributable to sale of tax benefits	5,809	5,603	24,143	19,945
Gain from sale of property, plant and equipment	—	—	7,628	—
Other non-operating expense, net	107	9	756	1,592
Income before income taxes and equity in losses of investees	19,023	6,980	85,836	51,136
Income tax provision (benefit)	(9,877)	1,476	(27,608)	(13,552)
Equity in losses of investees, net	(2,003)	(101)	(3,213)	(250)
Income from continuing operations	7,143	8,355	55,015	37,334
Discontinued operations:
Income from discontinued operations	—	—	—	5,311
Income tax provision	—	—	—	(614)
Total income from discontinued operations	—	—	—	4,697

Net income	7,143	8,355	55,015	42,031
Net income attributable to noncontrolling interest	(163)	(193)	(833)	(793)
Net income attributable to the Company's stockholders	$6,980	$8,162	$54,182	$41,238

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Income from continuing operations	$0.15	$0.18	$1.19	$0.81
Discontinued operations	-	-	-	0.10
Net Income	$0.15	$0.18	$1.19	$0.91

Diluted:
Income from continuing operations	$0.15	$0.18	$1.18	$0.81
Discontinued operations	-	-	-	0.10
Net Income	$0.15	$0.18	$1.18	$0.91

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,709	45,461	45,623	45,440
Diluted	46,189	45,610	45,974	45,475

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2014 and December 31, 2013

(Unaudited)

	December 31,	December 31,
	2014	2013

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$40,230	$57,354
Restricted cash, cash equivalents and marketable securities	93,248	51,065
Receivables:
Trade	48,609	95,365
Related entity	451	442
Other	10,141	11,049
Due from Parent	1,337	382
Inventories	16,930	22,289
Costs and estimated earnings in excess of billings on uncompleted contracts	27,793	21,217
Deferred income taxes	251	523
Prepaid expenses and other	34,884	29,654
Total current assets	273,874	289,340
Unconsolidated investments	—	7,076
Deposits and other	20,044	22,114
Deferred income taxes	—	891
Deferred charges	37,567	36,738
Property, plant and equipment, net	1,437,637	1,452,336
Construction-in-process	296,722	288,827
Deferred financing and lease costs, net	27,057	30,178
Intangible assets, net	28,655	31,933
Total assets	$2,121,556	$2,159,433
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$88,276	$98,047
Deferred income taxes	974	—
Short term revolving credit lines with banks (full recourse)	20,300	—
Billings in excess of costs and estimated earnings on uncompleted contracts	24,724	7,903
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	34,368	31,137
Other loans	17,995	20,377
Full recourse	19,116	28,875
Total current liabilities	205,753	186,339
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	360,366	270,310
Other loans	264,625	311,078
Full recourse:
Senior unsecured bonds	250,289	250,596
Other loans	34,351	53,467
Revolving credit lines with banks (full recourse)	—	112,017
Unconsolidated investments	3,617	—
Liability associated with sale of tax benefits	39,021	60,985
Deferred lease income	60,560	63,496
Deferred income taxes	66,220	55,035
Liability for unrecognized tax benefits	7,511	4,950
Liabilities for severance pay	20,399	23,841
Asset retirement obligation	19,142	18,679
Other long-term liabilities	2,956	3,529
Total liabilities	1,334,810	1,414,322

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	742,006	735,295
Retained earnings (accumulated deficit)	41,539	(3,088)
Accumulated other comprehensive income (loss)	(8,668)	487
	774,923	732,740
Noncontrolling interest	11,823	12,371
Total equity	786,746	745,111
Total liabilities and equity	$2,121,556	$2,159,433

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods and Years Ended December 31, 2014 and 2013

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities,(iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month periods and years ended December 31, 2014 and 2013:

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013

	(in thousands)		(in thousands)
Net cash provided by operating activities	$34,465	$54,534	$213,235	$86,760
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	17,604	20,310	76,970	67,677
Interest income	(76)	(462)	(312)	(1,332)
Income tax provision	9,877	(1,476)	27,608	14,166
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(1,360)	(24,158)	(57,422)	48,203
EBITDA	$60,510	$48,748	$260,079	$215,474

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	(2,493)	4,326	(6,960)	7,813
Stock-based compensation	1,263	1,714	5,571	6,262
Gain on sale of a subdiary and property, plant and equipment	—	—	(7,628)	(3,646)
Termination fees	—	2,625	—	11,604
Share exchange transaction costs	1,000	—	1,000	—
Write-off of unsuccessful exploration activities	7,332	4,094	15,439	4,094
Mark to market on derivatives which represents currency forward contracts	699	662	5,172	(615)
Adjusted EBITDA	$68,311	$62,169	$272,673	$240,986
Net cash provided by investing activities	$6,273	$(28,955)	$(129,162)	$(157,153)
Net cash provided by (used in) financing activities	$(42,959)	$(3,660)	$(101,197)	$61,119

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013

	(in thousands)		(in thousands)
Net income	$7,143	$8,355	$55,015	$42,031
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	19,494	21,488	84,342	72,444
Income tax provision	9,877	(1,476)	27,608	14,166
Depreciation and amortization	23,996	20,381	93,114	86,833
EBITDA	$60,510	$48,748	$260,079	$215,474

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	(2,493)	4,326	(6,960)	7,813
Stock-based compensation	1,263	1,714	5,571	6,262
Gain on sale of a subdiary and property, plant and equipment	—	—	(7,628)	(3,646)
Termination fees	—	2,625	—	11,604
Share exchange transaction costs	1,000	—	1,000	—
Write-off of unsuccessful exploration activities	7,332	4,094	15,439	4,094
Mark to market on derivatives which represents currency forward contracts	699	662	5,172	(615)
Adjusted EBITDA	$68,311	$62,169	$272,673	$240,986

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